ETFis SERIES TRUST I 485BPOS

Exhibit 99.(h)(5)

APPENDIX I

TO THE TRANSFER AGENCY AND SERVICE AGREEMENT, DATED AS OF December 6, 2013 between ETFIS SERIES TRUST I (the “Trust) and The Bank of New York Mellon (“Custodian”). AS REVISED JULY 20, 2020.

SERIES

INFRACAP MLP ETF

VIRTUS LIFESCI BIOTECH CLINICAL TRIALS ETF

VIRTUS LIFESCI BIOTECH PRODUCTS ETF

INFRACAP REIT PREFERRED ETF

VIRTUS NEWFLEET MULTI-SECTOR BOND ETF

VIRTUS REAVES UTILITIES ETF

VIRTUS WMC INTERNATIONL DIVIDEND ETF

VIRTUS INFRACAP U.S. PREFERRED STOCK ETF

VIRTUS WMC RISK-MANAGED ALTERNATIVE EQUITY ETF

VIRTUS PRIVATE CREDIT STRATEGY ETF

VIRTUS REAL ASSET INCOME ETF

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written. As of July 20, 2020.

ETFIS SERIES TRUST I On behalf of each Series identified on Appendix I attached to the Agreement

By:	/s/ Brinton Frith

Name:	Brinton Frith

Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Robert Jordan

Name:	Robert Jordan

Title:	Director